UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 21, 2011

Date of earliest event reported: April 19, 2011

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Main Street, Suite 1300 Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 308-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, the Compensation Committee of the Board of Managers of Constellation Energy Partners LLC (the “Company”) granted unit-based awards (“UBAs”) to its named executive officers (“NEOs”) pursuant to a Grant Agreement. Under the terms of each Grant Agreement, each NEO will be entitled to receive a cash payment based on the performance of the Company’s common units during a three-year performance period ending on December 31, 2013.

If the 20-trading day average closing price of the Company’s common units prior to and including December 31, 2013 is less than $3.50, the NEOs will not vest in any of the UBAs and will not receive any cash payment; if such average price is equal to or greater than $3.50 and less than $4.00, the NEOs will vest in 50% of the UBAs; if such average price is equal to or greater than $4.00 and less than $6.00, the NEOs will vest in 100% of the UBAs; and if such average price is equal to or greater than $6.00, the NEOs will vest in 200% of the UBAs. If the unit price falls within one of the ranges set forth above at or above $3.50, then the percentage of UBAs that vests will be interpolated on a linear basis based on the unit price within such applicable range.

In addition, the UBAs will vest earlier upon the occurrence of the NEO’s death, delivery by the Company of a “disability notice” with respect to the NEO, “involuntary termination” of the NEO, a “CEG ownership event” or a “change of control” (with each of the foregoing terms having the corresponding definitions set forth in the respective NEO’s employment agreement with the Company). However, any cash payment on the UBAs will be made at the end of the December 31, 2013 performance period, except in the case of certain change of control events, which may accelerate payment.

The number of UBAs granted to each NEO are as follows: 10,000 to Mr. Bruner; 3,500 to Mr. Ward; 3,000 to Ms. Mellencamp; and 1,500 to Mr. Hiney. Each UBA has a value of $100.00.

The foregoing summary of the UBAs in this report does not purport to be complete and is qualified by the form of Grant Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Grant Agreement Relating to Unit-Based Awards - Executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: April 19, 2011	By:	/s/ Charles Ward
Charles C. Ward
Chief Financial Officer and Treasurer